Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-249295, 333-249228, and 333-249227) of Pruco Life Insurance Company of New Jersey of our report dated March 20, 2023 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 20, 2023